Exhibit 10.5

SPLIT DOLLAR AGREEMENT

This AGREEMENT, made and entered into this 15th day of December, 1994, by and among Mid Penn Bank, (hereinafter referred to as the “Corporation”), a Corporation organized and existing under the laws of Pennsylvania, and Eugene F. Shaffer (hereinafter referred to as the “Employee”).

WHEREAS, the Employee has performed his duties in an efficient and capable manner; and

WHEREAS, the Corporation is desirous of retaining the services of the Employee; and

WHEREAS, the Corporation is desirous of insuring the Employee and of assisting the Employee in paying for life insurance of his own life; and

WHEREAS, the Corporation has determined that this assistance can best be provided under a “split-dollar” arrangement; and

WHEREAS, the Corporation and the Trustee of the Eugene F. Shaffer Irrevocable Trust I (Trustee) have applied for Insurance Policy No. 45 422 858 (the “Policy”) issued by the New York Life Insurance Company (NYL) in the face amount of $1,020,238 on the Employee’s life; and

WHEREAS, the Corporation and the Employee agree to make said insurance Policy subject to this split-dollar agreement; and

WHEREAS, it is now understood and agreed that this split-dollar agreement is to be effective as of the date on which the Policy was issued by NYL;

NOW THEREFORE, for value received and in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE 1 – Definitions

For purposes of this Agreement, the following terms will have the meanings set forth below:

1.	“Cash Surrender Value of the Policy” will mean the Cash Value of the Policy; plus the cash value of any paid-up additions; plus any dividend accumulations and unpaid dividends; and less any Policy Loan Balance.

2.	“Cash Value of the Policy” will mean the Cash Value as illustrated in the table of values shown in the Policy.

3.	“Corporation’s Interest in the Policy” will be limited to its cash outlay and as defined in Article 7.

4.	“Current Loan Value of the Policy” will mean the Loan Value of the Policy reduced by any outstanding Policy Loan Balance.

5.	“Loan Value of the Policy” will mean the amount which with loan interest will equal the Cash Value of the Policy and of any paid-up additions on the next loan interest due date or on the next premium due date whichever is the smaller amount.

6.	“Policy Loan Balance” at any time will mean policy loans outstanding plus interest accrued to date.

ARTICLE 2 - Allocation of Premiums

The Corporation will pay the premium. The economic benefit will be computed in accordance with I.R.S. Revenue Rulings 64-328, 1964-2 C.B. 11, and 66-110, 1966-1 C.B. 12, as in effect on the effective date of this Agreement. The Corporation will bonus the employee for his portion of the premium.

ARTICLE 3 - Waiver of Premiums Rider

The Trustee may add a rider to the Policy providing for the waiver of premiums in the event of his disability. Any additional premiums attributable to such rider will be payable by the Trustee.

ARTICLE 4 - Other Riders and Supplemental Agreements

Should the parties to this Agreement deem it desirable, the Trustee may add to the Policy one or more of such other riders or supplemental agreements which may be available from NYL. Any additional premium attributable to such rider or supplemental agreement will be payable by the Trustee. Notwithstanding the provisions of Article 8, any additional death benefits provided by such rider or supplemental agreement will be paid to the beneficiary designated by the Trustee.

ARTICLE 5 - Payment Premiums

Any premium or portion thereof which is payable by the Trustee under any Article of this agreement may at the election of the Employee be deducted from the cash compensation otherwise payable to him; and the Corporation agrees to transmit that premium or portion, along with any premium or portion thereof payable by it, to NYL on or before the premium due date.

ARTICLE 6 - Application of Policy Dividends

All dividends attributable to the Policy will be applied to provide paid-up additional insurance.

ARTICLE 7- Rights in the Policy

The Trustee will have the sole right to designate the beneficiary of the death proceeds of the Policy in excess of the Corporation’s interest in the Policy.

The Trustee will have and may exercise, except as limited hereinafter, all ownership rights in the Policy.

The Trustee will not take any action in dealing with NYL that would impair any right or interest of the corporation in the Policy.

“Corporation’s Interest in the Policy” will mean, at any time at which the value of such interest is to be determined under this Agreement, the cash value or the death benefit payable under the Policy equal is to its cumulative cash outlay.

ARTICLE 8 - Rights to the Proceeds at Death

In the event of, the Employee’s death while this Agreement is in force, the Corporation will be entitled to receive from the Policy proceeds an amount equal to the Corporation’s Interest in Policy. The remainder of the Policy Proceeds will be paid to such beneficiary as the Trustee may have designated under the terms of the policy.

ARTICLE 9 - Termination of the Agreement

This Agreement may be terminated at any time while the Employee is living only by written notice by both parties. Upon termination, the Corporation’s Interest in the Policy shall cease, and the Corporation shall be entitled to recover from the Employee any unexpired amount of its portion of the annual premium which it had previously paid for the Policy year in which said termination occurs. However, the Corporation waives any rights to premium recovery in the event it fails to continue to pay premiums without the Employee’s written consent.

ARTICLE 10 - Satisfaction of Claim

The Employee agrees that his rights and interests, and the rights and interests of any persons taking under or through him, will be completely satisfied upon compliance by the Corporation with the provisions of this Agreement.

ARTICLE 11 - Amendment and Assignment

This Agreement may be altered, amended or modified, including the addition of any extra policy provisions, by a written instrument signed by the Corporation and the Employee. Either party may, subject to the limitations of Article 7, assign its interests and obligations under this Agreement, provided, however, that any assignment will be subject to the terms of this Agreement.

ARTICLE 12 - Possession of Policy

The Trustee will keep possession of the Policy. The Trustee agree from time to time to make the Policy available to NYL for the purpose of endorsing or filing any change of beneficiary on the Policy for the portion of the death proceeds equal to the Corporation’s Interest in the Policy as provided in Article 7, but the Policy will promptly be returned to the Trustee.

ARTICLE 13 - Governing Law

This Agreement sets forth the entire agreement of the parties hereto, and any and all prior agreements, to the extent inconsistent herewith, are hereby superseded. This Agreement will be governed by the Laws of the State of Pennsylvania.

ARTICLE 14 - Interpretation

Where appropriate in this Agreement, words used in the singular will include the plural.

In WITNESS WHEREOF, the parties have hereunto set their hands and seals, the Corporation by its duly authorized officer, on the day and year first written above.

/s/ Eugene F. Shaffer
Employee
(Corporation) by

/s/ Alan W. Dakey
President